Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Omaha, Nebraska

July 5, 2017

CONTACT:

Craig Allen

(800) 283-2357

America First Multifamily Investors, L.P. “Rolls Down” Existing Interest Rate Cap Arrangements To Further Minimize Interest Rate Impact

Omaha, Nebraska – On June 28, 2017, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) rolled down its existing interest rate cap arrangements (“Existing Arrangements”) that hedge its Freddie Mac (“FHLMC”) TEBS II and III floating rate financing arrangements.  The Partnership purchased two Corridor Cap Agreements (“Cap Agreements”) with a 1.50% - 3% cap rate range, notional values of $92.6 million and $83.4 million and maturity dates of August 15, 2019 and August 15, 2020, respectively.  The counterparty to the two Cap Agreements is Barclays Bank PLC.

“Rolling down the Existing Arrangements to 1.50% allows ATAX to further reduce the impact of increases in interest rates,” said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.  “Kensington Capital assisted us in the evaluation of the effectiveness of the Cap Agreements and we are pleased with the insight they have provided to us.   The recent movement in interest rates has allowed us to successfully execute the two Cap Agreements at favorable terms to the Partnership.  Our unitholders benefit from our roll down strategy in a rising rate environment.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds, tax exempt investments and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds, tax exempt investments and other investments as permitted by the Partnership’s

Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.